Exhibit 10.4

Quanterix Corporation

2018 Non-Employee Director Compensation Policy

Effective as of January 1, 2018(1)

I.                                        Overview

The Board of Directors (the “Board”) of Quanterix Corporation (the “Company”) has approved this 2018 Non-Employee Director Compensation Policy (the “Policy”) to provide an inducement to attract and retain the services of qualified persons to serve as directors.

II.            Eligibility

This Policy shall apply to each director of the Board who is not an employee of, or compensated consultant to, the Company or any of its Affiliates (as defined in the 2017 Employee, Director and Consultant Equity Incentive Plan (“the Plan”)) (a “Non-Employee Director”).  Employees of the Company and their Affiliates are not eligible to receive compensation under this Policy.

III.                              Director Compensation

The following is a description of the compensation arrangements under which our Non-Employee Directors are compensated for their service as directors, including as members of the various committees of our Board, consisting of the cash retainers described in Section III.A and the equity awards described in Section III.B.

A.            Cash Compensation

1.              Terms for Cash Payment

Subject to Section III.A.2, each Non-Employee Director shall receive the following annual cash compensation for his or her service on the Board and committees of the Board:

Base Board Retainer	$35,000
Additional Lead Director/Non-Employee Board Chairman Retainer	$20,000
Additional Audit Committee Chairman Retainer	$20,000
Additional Compensation Committee Chairman Retainer	$12,000
Additional Nominating and Governance Committee Chairman Retainer	$10,000
Additional Audit Committee Member Retainer	$7,500
Additional Compensation Committee Member Retainer	$6,000
Additional Nominating and Governance Committee Member Retainer	$5,000

Cash payments to Non-Employee Directors shall be paid quarterly in arrears on the first Company payroll date following the end of the fiscal quarter to which service relates (each, a “Payment Date”).

(1)  Approved August 7, 2018.

Each Non-Employee Director: (i) who is elected or appointed to the Board after the date hereof or (ii) ceases to be a Non-Employee Director during a fiscal quarter, shall receive a prorated cash retainer for the portion of such partial fiscal quarter during which he or she served on the Board or a committee of the Board (the “Prorated Retainer”). The Prorated Retainer shall be an amount equal to the product of (A) the aggregate amount payable in respect of such Non-Employee Director’s service for a full fiscal quarter multiplied by (B) a fraction, the numerator of which is (x) the number of days during such fiscal quarter which the Non-Employee Director served on the Board or committees, and the denominator of which is (y) the total number of days during such fiscal quarter.  The Prorated Retainer shall be paid on first Payment Date following such fiscal quarter.

B.            Equity Compensation

1.              Annual Equity Awards

Each Non-Employee Director will automatically be granted, without any further action by the Board, on the first trading day of each fiscal year, (A) a non-qualified stock option (the “Options”) to purchase 7,900 shares of Common Stock at an exercise price equal to the Fair Market Value as of such grant date and (B) 2,270 restricted stock units (each RSU relating to one (1) share of Common Stock) (“RSUs”) (collectively, the “Annual Awards”).  The Annual Awards shall become vested in full on December 31st of the year in which such awards were granted, provided that the Non-Employee Director is a director of the Company on the applicable vesting date.

2.              Initial Equity Awards for Newly Elected Directors

Upon initial election or appointment of a Non-Employee Director to the Board, such Non-Employee Director will automatically be granted, on his or her election or appointment date, without any further action by the Board, (A) 15,800 Options at an exercise price equal to the Fair Market Value as of such grant date and (B) 4,540 RSUs (collectively, the “Initial Awards”). The Options granted pursuant to Initial Awards shall vest over a three-year period, with one-third vesting on the first anniversary of the applicable grant date, and the remainder vesting over the following two years in 24 successive equal monthly installments at the end of each month until the third anniversary of such grant date, provided that the Non-Employee Director is a director of the Company on the applicable vesting date.  The RSUs granted pursuant to Initial Awards shall vest over a three-year period, with one-third vesting on each of the first, second, and third anniversaries of the applicable grant date, provided that the Non-Employee Director is a director of the Company on the applicable vesting date.

All Annual Awards and Initial Awards granted to Non-Employee Directors under this Policy shall be granted under the Plan, and will be subject to the terms and conditions set forth in the Plan, and the form of Stock Option Agreement and form of Restricted Stock Unit Agreement, each as approved by the Board.

C.            Expense Reimbursement

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to the Board.  Each Non-Employee Director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or one of its committees that are incurred in connection with attendance at meetings with the Company’s management. Each Non-Employee Director shall abide by the Company’s travel and other policies applicable to Company personnel.

IV.                               Policy Review / Amendments

The Compensation Committee or the Board shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.  This Policy may only be amended by the Board.